Exhibit 10.1
PRIDE INTERNATIONAL, INC.
2007 LONG-TERM INCENTIVE PLAN
First Amendment
          Pride International, Inc. (the “Company”) having previously established the Pride International, Inc. 2007 Long-Term Incentive Plan (the “Plan”), and having reserved the right under Section 14 thereof to amend the Plan, does hereby amend the Plan, effective as of August 14, 2008, as follows:
          1. Section 8(a)(iii) of the Plan is hereby amended in its entirety to read as follows:
“(iii) Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee. Any Stock Award that (a) is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant or (b) is a Performance Award shall have a minimum Restriction Period of one year from the date of grant; provided, however, that (1) the Committee may provide for earlier vesting upon an Employee’s termination of employment by reason of death, disability or retirement, (2) such three-year or one-year minimum Restriction Period, as applicable, shall not apply to a Stock Award that is granted in lieu of salary or bonus (provided that the Participant is given the opportunity to accept cash in lieu of such Award), and (3) vesting of a Stock Award may occur incrementally over the three-year or one-year minimum Restriction Period, as applicable.”
          2. Section 8(a)(iv) of the Plan is hereby amended in its entirety to read as follows:
“(iv) Restricted Stock Unit Awards. An Employee Award may be in the form of a Restricted Stock Unit Award. The terms, conditions and limitations applicable to a Restricted Stock Unit Award, including, but not limited to, the Restriction Period and the right to Dividend Equivalents, shall be determined by the Committee. Any Restricted Stock Unit Award that (a) is not a Performance Award shall have a minimum Restriction Period of three years from the date of grant or (b) is a Performance Award shall have a minimum Restriction Period of one year from the date of grant; provided, however, that (1) the Committee may provide for earlier vesting upon an Employee’s termination of employment by reason of death, disability or retirement, (2) such three-year or one-year minimum Restriction Period, as applicable, shall not apply to a Restricted Stock Unit Award that is granted in lieu of salary or bonus (provided that the Participant is given the opportunity to accept cash in lieu of such Award), and (3) vesting of a Restricted Stock Unit Award may occur incrementally over the three-year or one-year minimum Restriction Period, as applicable.
3. Section 16 of the Plan is hereby amended to add a new subsection (d) as follows:
“(d) No adjustment or substitution pursuant to this Section 16 shall be made in a manner that results in noncompliance with the requirements of Section 409A of the Code, to the extent applicable.”

PRIDE INTERNATIONAL, INC.
By:	/s/ W. Gregory Looser
W. Gregory Looser
Senior Vice President - Legal, Information Strategy and General Counsel

ATTEST:

/s/ Brady K. Long Brady K. Long Chief Compliance Officer & Deputy General Counsel